Exhibit 99.1

Hexcel Corporation Two Stamford Plaza | 281 Tresser Blvd., 16th Floor Stamford, CT 06901 USA www.hexcel.com

NEWS RELEASE

Hexcel Provides Financial Outlook

STAMFORD, Conn., February 20, 2024 – Hexcel Corporation (NYSE: HXL), a global leader in advanced lightweight composites technology, announced today its longer-term financial outlook during the Company’s Investor Day held in New York City.

Chairman, CEO and President Nick Stanage said: “Hexcel is benefitting from both cyclical growth as aircraft production rates increase to support strong demand, and from secular growth reflecting our advanced composite technology value proposition as lightweighting supports fuel efficiency and emissions reduction. We are forecasting strong sales growth over the next three years, and we expect robust earnings expansion as we leverage our global manufacturing footprint. We are entering a period of strong cash generation, which will support continued investment in operational excellence and organic growth, the potential for strategic acquisitions, and returning cash to stockholders.”

Outlook

For the three-year period 2024 to 2026:

•	Total Sales to grow at a compounded annual growth rate (CAGR) of 10%-12%

o	Commercial Aerospace	12%-16% CAGR
o	Space & Defense	5%-10% CAGR
o	Industrial	3%-6% CAGR

•	Adjusted Diluted Earnings Per Share* to grow at greater than a 25% CAGR
•	Capital Expenditures of less than $100 million per year during this three-year period

Cumulatively for the three-year period 2024 to 2026:

•	Adjusted EBITDA* greater than $1.5 billion
•	Free Cash Flow* greater than $800 million

Share repurchase update:

•	Approximately $65 million in Hexcel stock purchased year to date through Feb 16
•	Board of Directors approved an additional $300 million share repurchase program

Mr. Stanage continued, “We have the right team in place, our innovation is a powerful competitive advantage, our long-term customer relationships are broad and deep, and our markets are growing - all of which support continued and compelling value creation for our stockholders.”

As previously disclosed, the management audio presentation was webcast live and a supporting slide deck is available on the investor relations webpage of the Hexcel website at www.Hexcel.com. A replay will be available on the investor relations webpage of the Hexcel website.

2 | HEXCEL CORPORATION

*Non-GAAP Measures

Adjusted diluted earnings per share, adjusted earnings before interest, taxes, depreciation and amortization, and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures) are non-GAAP measures. Management believes that adjusted diluted earnings per share, EBITDA and free cash flow are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance. The Company is not providing a quantitative reconciliation of our non-GAAP outlook or targets to the corresponding GAAP information because the GAAP measures that we exclude from our non-GAAP outlook and targets are difficult to predict and are primarily dependent on future uncertainties.

Disclaimer on Forward Looking Statements

This news release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements that are not of historical fact constitute “forward-looking statements” and accordingly, involve estimates, assumptions, forecasts, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Forward Looking Statements and Risk Factors sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight, energy generation, transportation, and recreation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203) 352-6826